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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                December 18, 2008
                Date of Report (Date of earliest event reported)

                                 CNB CORPORATION
             (Exact name of registrant as specified in its charter)

            Michigan                     033-00737                38-2662386
(State or other jurisdiction of         (Commission            (I.R.S. Employer
 incorporation or organization)         file number)         Identification No.)

                    303 North Main Street, Cheboygan MI 49721
          (Address of principal executive offices, including Zip Code)

                                 (231) 627-7111
              (Registrant's telephone number, including area code)

                                    NO CHANGE
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01. Other Events

Susan A. Eno, President and Chief Executive Officer of CNB Corporation announces that at its December 11, 2008 meeting the Board of Directors of CNB Corporation voted that no dividend will be paid for the fourth quarter of 2008. The decision was made after extensive deliberation and analysis; recognizing the significance that this decision will have on our shareholders.

Factors contributing to this decision included the impact to third quarter earnings of the $1.9 million pre-tax write down of the investment security backed by Freddie Mac preferred stock as previously reported to shareholders, as well as the impact of the continued provision for loan losses during 2008 by Citizens National Bank. At the same time, the country is faced with unprecedented economic challenges expected to increase the pressure on both the loan and investment portfolios of Citizens National Bank.

Going forward CNB Corporation and Citizens National Bank are focused on preserving and building capital. One component of accomplishing this goal is suspending dividends until there are signs of improvement in the capital and credit markets.

The CNB Corporation Board of Directors reassesses the dividend each quarter based on earnings performance and the economic outlook.

In response to the Emergency Economic Stabilization Act (EESA) passed by the federal government on October 3, 2008 Citizens National Bank, after evaluating the programs available under the Act, determined on December 5, 2008 that it would participate in the Transaction Account Guarantee Program (TAGP) to provide unlimited Federal Deposit Insurance Corporation (FDIC) insurance coverage for all non-interest and certain interest bearing transaction accounts through December 31, 2009. FDIC coverage on interest bearing transaction accounts is limited to those paying rates no higher than 0.50%. The initial increase in FDIC insurance coverage was limited to savings accounts with maximum coverage of $250,000; TAGP effectively provides 100% FDIC coverage of all funds on deposit in covered transaction accounts through December 31, 2009. A second component available was the Debt Guarantee Program (DGP), under which the FDIC will guarantee the payment of newly issued senior unsecured debt of a financial institution based on the earlier of the maturity date of the debt or June 30, 2012. As there is no cost until the FDIC-guarantee is accessed, Citizens National Bank is participating; although it has no debt and does not anticipate incurring any debt. Additional programs available under EESA include the Troubled Asset Relief Program (TARP) and Capital Purchase Program (CPP). TARP provides for the purchase of troubled assets and other financial instruments by the Treasury under guidelines being established at the lowest price with maximum efficiency to provide liquidity to financial institutions with high levels of problem assets. CPP provides for the Treasury to make preferred stock investment in financial institutions under specific criteria and with specific requirements placed upon participating institutions. As Citizens National Bank is well capitalized and has sufficient liquidity, it did not apply for participation in either of these Treasury programs.

FORWARD-LOOKING STATEMENTS

When used in this filing and in future filings involving the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases, "anticipate," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "project," "intends" or similar expressions are intended to identify, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

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The Company does not undertake-and specifically declines any obligation- to publically release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CNB Corporation
                                        (Registrant)


                                        /s/ Susan A. Eno
                                        ----------------------------------------
                                        Susan A. Eno
                                        President and Chief Executive Officer

Dated: December 18, 2008